Exhibit 21.1

SUBSIDIAIRES OF SONIC LIGHTING, INC.

Subsidiaries	Place of Incorporation	Incorporation Time	Percentage Ownership
Sonic Lighting Inc.	California	May 7, 2010	Wholly owned subsidiary of SONIC LIGHTING, INC.